EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
Contact:	Jeffrey R. Hines, President	York, PA 17401
or	jeffh@yorkwater.com
Kathleen M. Miller, Chief Financial Officer
kathym@yorkwater.com
Phone:	717-845-3601	FOR IMMEDIATE RELEASE

THE YORK WATER COMPANY REPORTS STRONG 2015 RESULTS

York, Pennsylvania, March 8, 2016:  The York Water Company's (NASDAQ:YORW) President, Jeffrey R. Hines, announced today the Company's 2015 and fourth quarter earnings.

President Hines reported that annual operating revenues for 2015 increased $1,189,000, and that net income increased $1,005,000 when compared to 2014.  Higher operating revenues were primarily due to:  increased water and wastewater rates, as approved by the Pennsylvania Public Utility Commission effective February 28, 2014; growth in the customer base, mainly due to acquisitions; and an emergency interconnection with a neighboring municipality to provide water.  The higher revenues combined with lower retirement expenses offset higher operating expenses and a reduction in income due to a prior year land sale.  Earnings per share for 2015 were $0.08 higher than 2014 and dividends per share rose by $0.025 compared to 2014.

During the year, the Company invested $13.8 million in capital projects for upgrades to its water treatment system, new water mains, routine items, and to replace a portion of its infrastructure. During 2015, the Company replaced or relined over 42,000 feet of pipe to improve its distribution system, reduce ongoing expenses, and improve customer service.  In addition to these capital projects, the Company invested $0.4 million in water acquisitions in 2015.

President Hines also reported that operating revenues for the fourth quarter of 2015 increased $118,000, but that net income declined by $35,000 compared to the fourth quarter of 2014.  The decrease in net income resulted from an adjustment in the fourth quarter of 2014 of $1,342,000 to record the full-year 2014 impact of the IRS tangible property regulations.  This caused a significant reduction in income tax expense during the fourth quarter of 2014.  In 2015, the impact of the IRS tangible property regulations was recorded as earned throughout the year.  Earnings per share for the fourth quarter of 2015 were $0.01 lower than the fourth quarter of 2014, also due to the 2014 adjustment.

President Hines reported that York Water plans to invest approximately $20.1 million in 2016 and $13.1 million in 2017, for design and construction of a new untreated water pumping station and force main, expansion, and improvements to its pipes, filtration system, facilities, and dams to ensure a safe, adequate, and reliable supply of drinking water and to maintain proper handling and disposal of wastewater for the Company's growing customer base.

	Period Ended December 31
	In 000's (except share and per share)
	Quarter		Twelve Months
	2015	2014	2015	2014
Operating Revenues	$11,617	$11,499	$47,089	$45,900
Net Income	$3,516	$3,551	$12,489	$11,484
Average Number of Common Shares Outstanding	12,794	12,812	12,832	12,880
Basic Earnings Per Common Share	$0.27	$0.28	$0.97	$0.89
Dividends Declared Per Common Share	$0.1555	$0.1495	$0.6040	$0.5788

In 2016, the Company expects to close on and begin operating its previously announced wastewater system acquisitions of SYC and West York Borough, and water system acquisitions including Crestview and Westwood.  In total, these system acquisitions are expected to add approximately 2,050 new customers.

This news release may contain forward-looking statements regarding the Company's operational and financial expectations. These statements are based on currently available information and are subject to risks, uncertainties, and other events which could cause the Company's actual results to be materially different from the results described in this statement. The Company undertakes no duty to update any forward-looking statement.